Exhibit (viii)

[Letterhead Procuradoria-Geral da República]

LEGAL OPINION

I, José Adriano Machado Souto de Moura, Attorney General of the Republic of Portugal, having examined such questions of law as I have considered necessary or appropriate for the purposes of this opinion delivered in connection with the Post-Effective Amendment No. 2 to the Registration Statement No. 33-81838 (the “Amended Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities (the “Securities”) to be issued by Portugal, am of the opinion that, when the Amended Registration Statement has become effective under the Securities Act and the Securities have been issued in accordance with the terms of the fiscal agency agreement between Portugal and a fiscal agent appointed by Portugal, such agreement to be in substantially the form filed as exhibit (vi) to the Amendment No. 1 to the Registration Statement No. 33-81838, the Securities will be duly and validly authorized in accordance with the laws of the Republic of Portugal.

I confirm my opinion as set forth under “Taxation – Portugal Taxation” in the Amended Registration Statement relating to the Securities.

I have also attached hereto English translations of Law number 7/98, of February 3 (“General System Governing the Issue and Management of Public Debt”), of Decree-Law number 160/96, of September 4 (“Bye-Laws of Instituto de Gestão do Crédito Público, I.P.”), of the Chapter XIV (“Financing Demands”) of the Law number 55-B/2004, of December 30 (“State Budget Act”) and of the Resolution of the Council of Ministers number 28/2005, of February 18, pursuant to which the issue and the terms of the Securities have been authorized.

The foregoing opinion is strictly limited to the laws of Portugal and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In addition, I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the captions “Taxation – Portugal Taxation” and “Validity of Securities” in the Prospectus of the Republic of Portugal included in this Registration Statement filed by the Republic of Portugal with the Securities and Exchange Commission.

In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Lisbon, September 8, 2005

José Adriano Machado Souto de Moura

Attorney General of the Republic of Portugal

E-41

General System governing the issue

and management of public debt

Law No. 7/98 of 3 February

Under Articles 161 (c) and (h) and 166 No. 3 of the Constitution, the Assembly of the Republic (Portuguese Parliament) decrees the following:

CHAPTER I

General provisions

Article 1

Purpose

This law lays down the general system governing the issue and management of public debt.

Article 2

Principles

1 – The recourse to direct public indebtedness shall conform to the borrowing requirements derived from the performance of the priority tasks of the State, such as defined in the Constitution of the Portuguese Republic, and safeguard the trend balance of government accounts in the medium run.

2 – The management of direct public debt shall be guided by principles of discipline and efficiency, ensuring the availability of the financing required by each budgetary period, in line with the following objectives:

(a)	Minimisation of direct and indirect costs from a long-term perspective;
(b)	Guarantee of an even distribution of costs by the several annual budgets;
(c)	Prevention of an excessively concentrated time-profile of repayments;
(d)	Non-exposure to exaggerated risks;
(e)	Promotion of a smooth and effective operation of financial markets.

Article 3

Definitions

For the purpose of this law:

(a)	“Floating public debt” means public debt contracted to be fully repaid until the end of the budgetary period in which it was incurred;
(b)	“Funded public debt” means debt contracted to be fully repaid in a budgetary period subsequent to the period in which it was incurred;
(c)	“Public debt in domestic currency” means public debt denominated in currency which is legal tender in Portugal;
(d)	“Public debt in foreign currency” means public debt denominated in currency which is not legal tender in Portugal.

1

CHAPTER II

Issue of public debt

Article 4

General financing conditions

1 – The Assembly of the Republic shall establish, by means of a law, for each budgetary period, the general conditions governing State financing and public debt management, namely the ceiling on the increase in authorised net indebtedness and the longest maturity of the loans to be floated.

2 – The law envisaged in the foregoing number may establish the maximum amount to which certain types of public debt may be subject, namely debt denominated in foreign currency, fixed-rate debt and variable-rate debt.

Article 5

Conditions of the operations

1 – By means of a Resolution, the Cabinet shall determine, subject to the general conditions established according to the foregoing article, the supplementary conditions governing the negotiation, contracting and issue of loans by the Instituto de Gestão do Crédito Público (Public Debt Management Institute), in the name and on behalf of the State, as well as the carrying out by the said Institute, of all the financial operations of direct public debt management.

2 – Without prejudice to the provisions of the foregoing number, the Government may, through the Finance Minister, who has the authority to delegate, establish at any moment specific guidelines to be obeyed by the Instituto de Gestão do Crédito Público in the management of direct public debt and of State financing.

Article 6

Specific conditions

1 – The specific conditions of the loans and financial operations of direct public debt management shall be established by the Instituto de Gestão do Crédito Público, in compliance with the requirements laid down in Articles 4 and 5 above.

2 – On establishing the specific conditions envisaged in the foregoing number, the Instituto de Gestão do Crédito Público shall further take into consideration the current conditions of financial markets as well as reasonable expectations as to their development.

Article 7

Issue of public debt pending approval

or publication of the State Budget

1 – If the State Budget does not start to be implemented in the beginning of the economic year for which it is intended, for any reason, namely nonvoting, disapproval or non-publication, the Government may, by Resolution, authorise the issue and contracting of funded public debt up to an amount equivalent to total repayments falling due in the meantime plus 25% of the maximum amount of the increase in net indebtedness authorised in the preceding budgetary period.

2

2 – The public loans floated under the interim system provided for in this Article shall become an integral part, with ratifying effects, of the State Budget for the relevant period.

Article 8

Supplementary period for public debt issue

Direct public indebtedness authorised in each budgetary period may be implemented in the subsequent period up to the date mentioned each year in the decree-law providing for budgetary performance.

Article 9

Certification of the debt legality

1 – At the request of the borrowers, it falls on the Attorney General of the Republic to issue legal opinions for juridical certification of the legality of public debt issue.

2 – The provision of the foregoing number does not prevent borrowers from obtaining juridical certification of the legality of public debt issue through recourse to private consultants.

Article 10

Forms of public debt

1 – Public debt may take the following forms:

(a)	Agreement;
(b)	Treasury bonds;
(c)	Treasury bills;
(d)	Savings certificates;
(e)	Public debt special certificates;
(f)	Promissory notes;
(g)	Other debt instruments.

2 – Direct public debt may be represented by registered or bearer securities or take the form of a mere book entry.

3 – Without prejudice to the provisions of this law, the specific legislation governing public debt instruments listed in number 1 above remains in force.

4 – Until their extinction, the following forms of direct public debt shall still be considered:

(a)	Perpetual loan certificates;
(b)	Life annuity certificates.

5 – By Cabinet Resolution, on a proposal from the Finance Minister, other forms of representing public debt may be established.

3

Article 11

Public debt guarantees

Interest payments and or the repayment of principal of the loans which form part of direct public debt are ensured by non-earmarked total revenue entered in the State Budget.

CHAPTER III

Public debt management

Article 12

Public debt management measures

1 – Aiming at an efficient management of direct public debt and at the improvement of the final conditions of borrowings, the Government, through the Finance Minister, may be authorised by the Assembly of the Republic to carry out the following public debt management operations:

(a)	Replacement among the issue of the several types of loans;
(b)	Increase in appropriations to repayment of principal;
(c)	Early repayment, in full or in part, of loans already contracted;
(d)	Conversion of existing loans, under the terms and conditions of the issue or agreement, or by arrangement with holders, whenever the current conditions of financial markets thus advise.

2 – Also with a view to the achievement of the objectives mentioned in the foregoing number, the Instituto de Gestão do Crédito Público may carry out the financial operations considered appropriate for the purpose, namely operations in public debt liabilities involving financial derivatives such as interest rate or currency swaps, and swaps of other financial conditions as well as forward operations, futures and options.

3 – The Instituto de Gestão do Crédito Público is further responsible for providing for the issue of new securities representing public debt in replacement of securities destroyed, mutilated or misplaced, according to the applicable rules of procedure.

Article 13

Public debt statute of limitations

1 – Claims regarding interest payments and perpetual loans shall be barred after a period of five years from the date when they fall due.

2 – Claims regarding loan principal and life annuities shall be barred, and considered abandoned in favour of the Public Debt Settlement Fund, after a period of 10 years from the date either of maturity or of the first interest or annuity payment subsequent to the last interest collected or annuity received, whichever date takes place first.

3 – The periods envisaged in the foregoing numbers are subject to the rules on the suspension or interruption of the statute of limitations laid down by civil law.

4

Article 14

Reporting to the Assembly of the Republic

1 – The Government, through the Finance Minister, shall report to the Assembly of the Republic every quarter, on the financing obtained and on the specific conditions of the loan agreements concluded according to the provisions of this law.

2 – Without prejudice to the provision of the foregoing number, the Assembly of the Republic may at any moment summon the Chairman of the Instituto de Gestão do Crédito Público for a hearing on loans contracted and on financial operations of direct public debt management carried out according to the provisions of this law.

CHAPTER IV

Final provisions

Article 15

Choice of law

Disputes arising out of direct public debt operations shall be solved by courts of justice and the relevant suits shall be filed with the Lisbon district court, unless they are contractually subject to the jurisdiction of a foreign court and law.

Article 16

Waiver of immunity

In the event of direct public debt operations that, by virtue of the relevant contracts, are subject to foreign law and courts, the Instituto de Gestão do Crédito Público, on behalf of the Portuguese Republic, may agree to clauses waiving immunity on grounds of sovereignty.

Article 17

Scope of application

The principles of this law are applicable to direct public debt of all general government bodies, without prejudice to the special provisions of the Autonomous Regions Finance Act and of Local Government Finance Act.

Article 18

Entry into force

This law enters into force on the first day of the month following its publication.

5

Article 19

Legislation repealed

1 – As of the date of entry into force of this law, the legislation on the subject-matters regulated therein is repealed, namely Law No. 1933 of 13 February 1936, Decree No. 42900 of 3 April 1960, Articles 6,13 and 15 through 22 of Decree No. 43453 of 30 December 1960, Decree-Law No. 170/86 of 30 June and Law No.12/90 of 7 April.

2 – References to repealed provisions are considered as made to the corresponding rules of this law.

Article 20

Revision of the legal systems governing

specifics forms of public debt

The Government shall provide for the revision of the legal systems governing specific forms of public debt referred to in Article 11 No. 3.

(This English translation of the Law No. 7/98 of 3 February, has been prepared solely for reference purposes and shall not have any binding force.)

6

By-Laws of the Instituto de Gestão do Crédito Público (IGCP)*

CHAPTER I

Name, status, system, headquarters and purpose

Article 1

Name and status

The Instituto de Gestão do Crédito Público (IGCP) is a public-law juridical person, with administrative and financial autonomy and its own assets, subject to the authority and supervision of the Finance Minister.

Article 2

Regulatory system

IGCP is governed by these Bye-Laws and by its internal regulations as well as, in whatever is not specifically regulated by the former or the latter, exclusively by the legal and financial system applicable to bodies that have the status, form and designation of public undertakings subject to private law, and does not have to obey the rules applicable to autonomous funds and services.

Article 3

Headquarters

IGCP’s headquarters are in Lisbon.

Article 4

Purpose

1 – The purpose of IGCP is to manage direct government debt and central government financing, as well as to coordinate the financing of services and funds with administrative and financial autonomy, in compliance with the guidelines laid down by the Government through the Finance Minister.

2 – IGCP may also, subsidiary to its main purpose, exercise activities connected therewith, namely as regards the provision of consultancy, technical assistance, and debt management services to general government bodies.

CHAPTER II

Duties and powers

Article 5

Duties

1 – With a view to the achievement of its purpose, IGCP has the following duties:

(a)	To propose to the Government the guidelines to be followed in central government financing, taking into account the State Budget, the market conditions and the cash requirements;

*	Approved by Decree-Law No. 160/96, September 4; amended by Decrees-Laws No. 28/98, February 11, 2/99, January 4, and 455/99, November 5

(b)	To propose to the Government the guidelines for the management of direct government debt;
(c)	To intervene in matters regarding the operation of the financial market as regards the government securities market;
(d)	To manage the Public Debt Stabilisation Fund, according to law;
(e)	To manage the Life Annuity Fund;
(f)	To watch over law enforcement and compliance therewith in everything that concerns the issuance and management of direct government debt;
(g)	To monitor direct government debt operations and undertake all the involved procedures.

2 – IGCP may provide consultancy and technical assistance services to the Central Government and other public bodies as well as manage the debts of general government bodies through the conclusion of management agreements, provided these services do not conflict with its purpose.

3 – Services and funds with administrative and financial autonomy have to inform the IGCP of all loan disbursements and repayments within five working days after they carry them out.

Article 6

Powers

1 – In the performance of its duties, it is the responsibility of IGCP to:

(a)	Negotiate, on behalf of the Republic and following the guidelines of the Finance Minister, the loan agreements and the financial operations of direct government debt management and contract, under any form allowed by law for the purpose, such loans and operations;
(b)	Ensure the international representations arising out of its purpose as well as those assigned to it;
(c)	Submit every year to the Finance Minister, the government-financing programme, duly warranted, which shall guide the borrowing policy envisaged in the State Budget;
(d)	Establish the forms of government debt, according to the provisions of the State Budget, to the yearly government-financing programme, and to other applicable legislation;
(e)	Appraise beforehand the financing operations, namely borrowings by services and funds with administrative and financial autonomy, involving amounts above a ceiling set every year in the budget performance decree-law;
(f)	Advertise the calendar of auctions of government debt instruments and the conditions thereof, as well as lay down the conditions for acceptance of bids, namely as regards interest rates or the yield of securities;
(g)	Hold the auctions referred to in the foregoing item, selecting the bids most appropriate to the government- debt management objectives, namely as regards interest rates and the yield of securities;
(h)	Intervene on the public debt market, buying or selling securities on the spot or forward markets, on behalf of the State or of funds under its management, whenever it is considered advisable for the State’s direct debt management objectives;
(i)	Buy and hold, whenever it is considered advisable for the State’s direct debt management objectives, shares in companies whose purpose is to manage securities markets or related services;
(j)	Prepare periodic reports on central government financing and on national debt and provide for the publication of at least one annual report;
(k)	Request from all authorities, public services or other bodies, the information and steps required for the performance of its functions;
(l)	Advise the Finance Minister in all matters related to its purpose;

(m)	Give a prior opinion on the conditions of financing operations to be backed by the Central Government;
(n)	Perform all other functions assigned to it by law.

2 – Operations referred to in (1) (e) above may only be carried out with the favourable opinion of IGCP.

CHAPTER III

Management and auditing

Article 7

Bodies of IGCP

1 – IGCP’s bodies are:

(a)	The chairman of the board of directors;
(b)	The board of directors;
(c)	The advisory board;
(d)	The audit committee.

2 – The chairman and other members of the board of directors are appointed by Cabinet Resolution, on a proposal from the Finance Minister, for renewable three-year terms of office.

Article 8

Status and remuneration of the chairman

and other members of the board of directors

1 – Without prejudice to the provisions of this decree-law, the chairman and other members of the board of directors have the status of public-sector managers, with the highest remunerations and fringe benefits legally admitted for members of the board of public undertakings, which shall be established by decision of the Finance Minister.

2 – Save as provided for in the last part of Article 33 (4) of the Organic Law of the Finance Ministry, the chairman and the other members of the board of directors may not, during their term of office, exercise any other activity as a civil servant or elsewhere, except for the functions inherent in those carried out with IGCP and the research or university teaching activity, which may be authorised by the Finance Minister, provided it is exercised in conditions that do not affect the proper performance of their duties as members of the board.

Article 9

Powers of the chairman

1 – It is the responsibility of the chairman of the board:

(a)	To represent IGCP, except in court, without prejudice to the provisions of (3) below;
(b)	To act on behalf of IGCP with national or international organisations;
(c)	To call and chair the meetings of the board of directors;

(d)	To provide, whenever he deems advisable or the board of directors thus decides, for the convening of the advisory board and of the audit committee, as well as joint meetings of these bodies or of any of them with the board of directors, chairing such meetings;
(e)	To manage all IGCP activities and departments, without prejudice to the delegation of powers provided for in Article 12;
(f)	To exercise the disciplinary power, save as provided for in Article 27 (3) and (4);
(g)	To exercise any powers related to IGCP’s purpose as may be delegated to him by the Finance Minister;
(h)	To exercise all other functions assigned to him by IGCP internal regulation or delegated to him by the board of directors pursuant to Article 12.

2 – The chairman also has the power to take all decisions and actions which, although subject to a decision of the board of directors, may not, due to urgent need, await the board meeting; such decisions or actions have to be ratified by the board of directors at its next ordinary meeting.

3 – The chairman may suspend the effectiveness of the decisions taken by the board of directors which, in his judgement, are contrary to IGCP bye-laws or to public interest and submit them to the Finance Minister for confirmation, and may even request the judicial suspension of the effectiveness of decisions which he considers unlawful.

4 – The chairman, if he is absent or prevented, shall be replaced by the member of the board appointed for the purpose or, in the absence or prevention of the latter, by the most senior board member or, in equal circumstances, by the oldest in age.

Article 10

Composition of the board of directors

The board of directors of IGCP is comprised of a chairman and two executive directors.

Article 11

Powers of the board of directors

1 – The board of directors is empowered to perform all the duties and to take all actions assigned to IGCP by law, which do not fall within the exclusive competence of the other IGCP bodies, namely:

(a)	To prepare the internal regulations of IGCP;
(b)	To lay down the general guidelines and the internal management policy of IGCP;
(c)	To establish, subject to approval by the Finance Minister, the organisational structure of IGCP, the functions of its departments and the personnel management policy, including remunerations;
(d)	To draw up the annual budget and submit it, together with the opinion of the audit committee, for the Finance Minister’s approval;
(e)	To prepare an annual report on government financing and debt management;
(f)	To decide on the acquisition and disposal, financial leasing or hiring of equipment and on the leasehold of real estate for the installation, equipping and operation of IGCP;
(g)	To decide on the acquisition or financial leasing of real estate for the above purposes, or on disposal thereof, subject to prior authorisation from the Finance Minister;

(h)	To enter into agreements with third parties for the provision of services to assist IGCP in properly performing its duties;
(i)	To define the amounts to be charged to those interested in the provision of services related to the issuing, subscription, transmission and redemption of securities representing public debt held by private entities;
(j)	To enter into agreements with other entities for the provision of services related to the processing and administrative management of securities representing public debt, namely Certificados de Aforro (Savings Certificates);
(l)	To manage IGCP’s human resources and assets;
(m)	To prepare the annual report and accounts of IGCP and submit them, until 31 March of the following year, with the opinion of the audit committee, for the Finance Minister’s approval;
(n)	To prepare the annual management report of the Public Debt Stabilisation Fund and submit it, with the opinions of the audit committee, for the Finance Minister’s approval;
(o)	To collect IGCP revenue and authorise its expenditure;
(p)	To represent IGCP in court, as plaintiff or defendant, with powers to compromise, make admissions and give up in any disputed claims and to settle in arbitration;
(q)	To perform such other functions and take such other actions as may be required for the performance of IGCP duties, which do not fall within the competence of other bodies.

2 – The prior approval of the Finance Minister is required for IGCP internal regulations laying down the principles of its organisational structure and the general guidelines on the management of its human resources, including the remuneration policy.

Article 12

Delegation of powers and assignment of responsibilities

1 – The board of directors may delegate the powers entrusted to it to one or more of its members or to employees of IGCP.

2 – The board of directors, on a proposal from the chairman, may distribute by its members responsibilities for the management of the several operating areas of IGCP.

3 – The assignment of responsibilities envisaged in the foregoing number implies the delegation of powers corresponding to the competence pertaining to the areas in question.

4 – The board of directors, in each case, has to lay down the specific limits of the powers delegated and mention whether or not there are subdelegation powers.

5 – The provisions of the foregoing numbers do not waive the duty, incumbent upon all the members of the board, to become acquainted with and monitor the general affairs of IGCP and to issue an opinion thereon.

Article 13

Authority to bind the IGCP

1 – IGCP is bound by the signature of:

(a)	The chairman of the board of directors;

(b)	Two members of the aforesaid board;
(c)	Whomsoever is duly empowered for the purpose according to Article 12.

2 – Current business dealings, which do not bind the IGCP, may be signed by any member of the board or by IGCP employees with express powers for the purpose.

Article 14

Meetings of the board of directors

The board of directors meets regularly once a week and extraordinarily whenever convened by the chairman, on his own initiative, or at the request of the executive directors or of the audit committee.

Article 15

Composition of the advisory board

The advisory board of IGCP is comprised of the chairman of the board of directors, who chairs but has no voting power, of a member of the board of directors of the Banco de Portugal, to be designated by the latter, and of four experts in economic and financial matters, to be appointed by Cabinet Resolution, on a proposal from the Finance Minister, for renewable terms of three years.

Article 16

Powers of the advisory board

1 – It is the responsibility of the advisory board to compulsorily issue its opinion on:

(a)	The yearly government-financing programme and revisions thereof;
(b)	The annual report on government-debt financing;

2 – The advisory board is also responsible for issuing opinions on any matters referred thereto by the chairman of the board or by the board of directors.

Article 17

Meetings of the advisory board

The advisory board meets regularly once every quarter and extraordinarily whenever convened by its chairman, on his own initiative, or at the request of the majority of its members.

Article 18

Remuneration

Members of the advisory board, save for the chairman, are entitled to attendance vouchers, to an amount to be set by decision of the Finance Minister and, in the event of members residing out of Lisbon, these shall be reimbursed for travel expenses and, if need be, for costs of accommodation in Lisbon.

Article 19

Composition and status of the audit committee

1 – The audit committee is comprised of one chairman and two members, appointed by the Finance Minister, the chairman being designated by the Inspectorate-General of Finance and one of the members being a chartered accountant or partner of a firm of chartered accountants.

2 – The members of the audit committee perform their duties for renewable three-year periods.

3 – The members of the audit committee have the same status as the members of the audit committees of class A1 public undertakings and earn the same remuneration.

Article 20

Powers of the audit committee

1 – The audit committee is responsible for:

(a)	Monitoring and controlling the financial management of IGCP;
(b)	Appraising and issuing its opinion on the annual budget, report and accounts of IGCP;
(c)	Appraising and issuing its opinion on the management report of the Public Debt Stabilisation Fund;
(d)	Checking the appropriate bookkeeping of IGCP and compliance with all the applicable budgetary, accounting and cash provisions and informing the board of directors of any irregularities detected;
(e)	Issuing an opinion on matters within its competence which are referred to it by the board of directors or by its chairman.

2 – With a view to the proper performance of its functions, the audit committee has the power to:

(a)	Request of other IGCP bodies and departments all the information, enlightenment or data that it considers necessary;
(b)	Request the chairman of the board of directors to convene joint meetings of both bodies to appraise issues falling within its responsibility.

Article 21

Meetings of the audit committee

The audit committee meets regularly once a month and extraordinarily whenever convened by its chairman, on his own initiative, or at the request of the other committee members or of the chairman of the board of directors.

Article 22

Common provisions – Quorum and decision-taking rules

1 – Decisions of IGCP bodies shall be valid only when the majority of its members is sitting in the deliberations.

2 – The decisions of IGCP bodies are taken by a majority of the members present at the meetings, the chairman, or whosoever duly replaces him, having the casting vote, save as provided for in Article 15.

3 – Members of IGCP bodies may not abstain from voting the decisions taken at meetings which they are attending, their silence or abstention being considered as a vote in favour of the motion tabled.

CHAPTER IV

Assets and financing system

Article 23

Assets

IGCP primary capital is comprised of State assets allocated to it by decision of the Finance Minister as well as of a budget appropriation of an amount to be set in the aforesaid decision, according to law.

Article 24

Annual financial statements

1 – IGCP annual budget is subject to prior approval by the Finance Minister.

2 – The annual report and accounts, together with the opinion of the audit committee, shall be submitted both for the Finance Minister’s approval and to the judgement of the Court of Auditors until 31 March of the year following that to which they refer.

3 – The IGCP shall adopt the Official Chart of Accounts for its accounting.

Article 25

Income

1 – IGCP own income is comprised of:

(a)	An annual management fee, to an amount to be set every year by decision of the Finance Minister as a percentage of the direct government debt stock on 31 December of the previous year with a minimum of 0.01% (percent) and a maximum of 0.015% (percent);
(b)	Compensation for services provided to other state-owned bodies;
(c)	The balances assessed at the end of each fiscal year which the Finance Minister decides will not be deducted from the income in (a) above;
(d)	The amounts charged for the provision of services related to the issuing, subscription, transmission or redemption of securities representing public debt held by private entities;
(e)	The proceeds of the sale of studies, works or other publications provided for by IGCP;
(f)	Subsidies or grants awarded by any national or foreign body;
(g)	Any other income accruing to it according to law.

2 – The income mentioned in (a) above may be set in terms of IGCP contribution to minimise the charges of managing the direct government debt, and shall be computed in conformity with criteria and standards to be established by executive order of the Finance Minister, taking into account the other debt management objectives and including, for each budgetary period, the disaggregated calculation of government debt-servicing costs.

CHAPTER V

Staff

Article 26

Status

1 – IGCP staff is subject, in general, to the rules of the individual employees’ contract and, in particular, to the provisions of IGCP internal regulations.

2 – The remunerations and fringe benefits of IGCP staff are established by its board of directors, according to the guidelines laid down in the internal regulations envisaged in Article 11 (2) of these Bye-Laws.

3 – IGCP may be a party to collective agreements.

Article 27

Mobility

1 – Civil servants, officials from government agencies and from local authorities as well as workers from public undertakings or private companies, may serve at IGCP through requisition, secondment or assignment, their post of origin and vested rights being ensured. The period of requisition, secondment or assignment shall be considered for all purposes as if it were served at the post of origin.

2 – IGCP employees may be requested to serve in the central government, government agencies or local authorities as well as in public undertakings, through requisition, secondment or assignment, according to the law in force.

3 – The civil servants, and the officials from government agencies and local authorities, who serve at IGCP under (1) above, continue to be subject to their own disciplinary rules, but the board of directors is entitled to exercise the corresponding disciplinary power as long as they remain in the IGCP employment.

4 – The workers of public undertakings or private companies covered by (1) above, bound by individual employees’ contracts, are subject to the disciplinary rules prevailing at IGCP, its board of directors being responsible for exercising the disciplinary power regarding all infringements committed during the period in which the worker is serving IGCP.

5 – In the cases provided for in the foregoing numbers, if the workers cease their function at IGCP before a decision is taken on the disciplinary proceedings instituted against them, the IGCP is responsible for completing the inquiry, and the body where the worker is serving for issuing the decision.

Article 28

Social security

1 – IGCP employees, who are requisitioned, seconded or assigned, shall retain the social security scheme pertaining to their post of origin, namely as regards retirement, survivor’s pension and medical assistance.

2 – IGCP employees, who are not in any of the conditions referred to in the foregoing number, shall be compulsorily enroled in Caixa Geral de Aposentações (civil servants pensions scheme) and in ADSE (civil servants medical aid system) unless, being enroled in any other social security scheme, they wish and are lawfully able to maintain it, or if another scheme arises out of IGCP becoming a party to collective agreements.

3 – For the purpose of the foregoing number, IGCP shall contribute to social security or medical aid schemes to which its workers belong, according to the provisions of those schemes applicable to employers.

4 –In the event of workers enroled in Caixa Geral de Aposentações, the contributions referred to in the foregoing number shall equal the amount of contributions paid by such workers.

5 – Members of the board of directors are subject to the social security scheme of self-employed workers, unless they are assigned or requisitioned, in which case the provisions of (1) above are applicable.

Article 29

Common provisions – professional secrecy

1 – Members of IGCP bodies, its staff, and physical or public and private juridical persons providing services to it, on a temporary or permanent basis, are bound to secrecy regarding information which comes to their knowledge in the course of their duties or provision of those services and, whatever the purpose, may not divulge or use their knowledge of this information, for their own or another’s benefit, directly or through an intermediary.

2 – The obligation of professional secrecy continues even when the persons subject thereto, under the foregoing number, cease to provide services to IGCP.

3 – Without prejudice to civil and criminal liability arising therefrom, breaches of professional secrecy, provided for in this article, when committed by a member of an IGCP body or by its staff, imply the disciplinary sanctions corresponding to the gravity of the offence, that may extend to dismissal or termination of the relevant labour contract, and when committed by a physical or juridical person bound to IGCP by a contract for the provision of services, the board of directors is entitled to terminate such contract on the spot.

LAW NO. 55-B/2004, OF DECEMBER 30

(Budget Law for 2005)

7412-(199)	GOVERNMENT GAZETTE – I SERIES-A	No. 304 – 30-12-2004

CHAPTER XIV

Financing needs

Article 62

State Budget Financing

In order to meet the financing needs of the State Budget, including the services and funds with administrative and financial autonomy, the Government is authorised, under the terms of sub-paragraph h) of article 161 of the Constitution and of article 64 of this law, to increase the direct overall net indebtedness to a maximum of EUR 8,408,803,518.

Article 63

Financing of the assumption and regularisation of liabilities

In order to finance the operations referred in article 52 and the regularisation of liabilities under the provision of article 53, the Government is authorised, under the terms of sub-paragraph h) of article 161 of the Constitution and of article 64 of this law, to increase the direct overall net indebtedness, above that which is indicated in article 62, up to a limit of EUR 9000,000,000

Article 64

General loan conditions

1 – Under the terms of sub-paragraph h) of article 161 of the Constitution, the Government is authorised to contract repayable loans and to carry out other credit operations, all hereinafter generically referred to as loans, irrespectively of the rate and currency denomination, whose amount issued, net of premiums and discounts, does not overall exceed the amount resulting from the sum of the following values:

a)	Amount of the limits to increase the direct overall net indebtedness established under the terms of articles 62 and 63;
b)	Amount of public debt repayments made during the year, on the respective due dates or in advance of such dates for convenience of debt management, calculated, in the former case, according to the contractual amount of the repayment and, in the latter case, according to the respective cost of purchase on the market;
c)	Amount of other operations involving the reduction of public debt, calculated according to the respective cost of purchase on the market.

2 – Public debt repayments made through the Public Debt Stabilisation Fund as an application of privatisation revenues will not be considered for the purposes of sub-paragraph b) of the previous number.

3 – Loans to be issued under the terms of the provision in no. 1 of this article may not exceed a maximum period of 30 years.

Article 65

Debt denominated in foreign currencies

1 – Currency exposure to non-euro currencies may at no time exceed 10% of the total direct public debt.

2 – Under the terms of the previous number, currency exposure is understood to be the amount of financial liabilities, including those related to operations with financial derivatives associated to loan contracts, whose currency risk is not covered.

Article 66

Floating debt

In order to satisfy transitory treasury needs and to permit a more flexible management of the issuance of funded debt, and without prejudice to no. 2 of article 69 of this law, the Government is authorised to issue floating debt, the accumulated amount of outstanding issues always being subject to the maximum limit of EUR 10,000,000,000.

Article 67

Financing through repo operations

The Government is authorised, through the Minister of Finance and Public Administration, with delegatory powers, to carry out repo operations with securities representing the State’s direct public debt in order to meet financing needs resulting from the execution of the State Budget.

Article 68

Exchange of debt instruments

1 – In order to improve the trading and negotiation conditions of direct public debt instruments, increasing the respective liquidity, and so as to improve the State’s financing costs, the Instituto de Gestão do Crédito Público (IGCP) is authorised to carry out early redemptions of loans and to buy back or to exchange debt instruments, repaying in advance those which, in this way, are withdrawn from the market, issuing instead Treasury bonds.

2 – The essential conditions of the operations referred in the previous number, namely alternative execution methods and debt instruments covered, are approved by the Government, through the Minister of Finance and Public Administration, and should:

a)	Safeguard the principles and general objectives of the management of the direct public debt, namely those foreseen in article 2 of Law no. 7/98, of 3 February;
b)	Respect the market value and equivalence of the instruments to be exchanged.

Article 69

Public debt management

1 – The Government is authorised, through the Minister of Finance and Public Administration, to carry out the following public debt management operations:

a)	Substitution among the issuance of the various loan modalities;
b)	Reinforcement of allowances for the amortisation of capital;
c)	Total or partial advance payment of loans already contracted;
d)	Conversion of existing loans, under the terms and conditions of the issue or of the contract, or by agreement with the respective holders, when financial market conditions so advise.

2 – In order to boost the trading of securities representing public debt, the Government is further authorised, through the Minister of Finance and Public Administration, with delegatory powers, to carry out repo operations with securities representing the State’s direct public debt, issuing to this effect floating debt.

3 – The inclusion in the budget of the financial flows resulting from operations associated to the management of the State’s direct debt portfolio is carried out in accordance with the following rules:

a)	The expenses resulting from operations with financial derivatives are deducted from the revenues obtained with the same operations, with the respective balance always being written under the expenses item;
b)	The interest revenues resulting from operations associated to the issuance and management of the State’s direct public debt are deducted from the expenses of the same nature;
c)	The provision of the previous sub-paragraphs does not dispense with individual accounting records of all financial flows, even if only in book-entry form, associated to the operations referred in them.

1381	GOVERNMENT GAZETTE – I SERIES-B	No. 35 – 18 February 2005

PRESIDENCY OF THE COUNCIL OF MINISTERS

Resolution of the Council of Ministers no. 28/2005

By articles 62 to 69 of Law no. 55-B/2004, of 30 December, the Government was authorised, in the terms of sub-paragraph h) of article 161 of the Constitution, to contract payable loans and to carry out other credit operations aimed at financing the budget deficit, at the assumption or regularisation of liabilities and at refinancing the public debt.

In view of the current legal framework in which the Government carries out mere management duties, this ordinance brings together the requisites of celerity in producing effects. Its approval is therefore urgent, considering that it is aimed at preparing the financing needs of the State Budget in order to meet public expenses.

Thus:

In the terms of articles 62 to 69 of Law no. 55-B/2004, of 30 December, of article 5, no. 1, of Law no. 7/98, of 3 February, as well as of no. 1 of article 4 and of sub-paragraph a) no. 1 of article 6 of the By-laws of the Instituto de Gestão do Crédito Público, approved by Decree-Law no. 160/96, of 4 September, and in the terms of sub-paragraph g) of article 199 of the Constitution, the Council of Ministers resolved:

1 –	To authorise the Instituto de Gestão do Crédito Público to contract, in the name and in representation of the Republic, loans in the forms of representation indicated in the following numbers of this resolution, with the aims indicated in articles 62 to 69 of Law no. 55-B/2004, of 30 December.

2 –	That the issue of Treasury bonds is authorised up to a maximum amount of EUR 14 billion, according to the provision in Decree-Law no. 280/98, of 17 September, and in observance of the following complementary conditions:

a)	The minimum nominal value of each Treasury bond is EUR 1 cent; the Instituto Gestão do Crédito Público may however set another nominal value;

b)	The repayment of the Treasury bonds is made at par;

c)	If the Treasury bonds are issued in series, they are identified by the respective coupon and maturity date, the respective maturity term not exceeding 30 years;

d)	The specific conditions of each series of Treasury bonds, namely the interest rate regime, the interest payment conditions, the repayment regime and the detachment of rights, are established and made known by the Instituto de Gestão do Crédito Público, in accordance with the conditions prevailing in financial markets at the time of the first issue and according to the financing strategy considered most appropriate.

3 –	That the issue of funded public debt in the form of Treasury bills is authorised up until a maximum of EUR 14 billion, in accordance with the provision of Decree-Law no. 279/98, of 17 September, in the wording conferred to it by Decree-Law no. 91/2003, of 30 April.

4 –	That the issue of savings certificates is authorised up until a maximum amount of EUR 2,500 million.

5 –	That the issue of other funded public debt, denominated in currencies with or without legal tender in Portugal, under forms of representation different from those indicated in the previous numbers, is authorised until a maximum amount of EUR 6 billion.

6 –	That the total amount of the issues of public loans that are made in the terms of the provision in the previous nos. 2 to 5 may at no time exceed the limit fixed in article 64 of Law no. 55-B/2004, of 30 December.

7 –	That, by dispatch of the Minister of Finance and Public Administration, the amounts authorised but not placed in any of the form(s) of representation of public loans foreseen in the previous numbers may be cancelled and the amounts authorised for (an)other of this(these) form(s) may also be increased, in the same amount.

8 –	That this resolution comes into force on the day immediately following its publication.

Presidency of the Council of Ministers, 20 January 2005. – The Prime-Minister, Pedro Miguel de Santana Lopes.